UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2017

T-MOBILE US, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12920 SE 38th Street Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into Material Definitive Agreement.

On April 13, 2017, the Federal Communications Commission (the “FCC”) announced that T-Mobile US, Inc. (the “Company”) was the winning bidder for 1,525 licenses in the 600MHz spectrum auction for an aggregate purchase price of $7.99 billion. At the inception of the auction process in June 2016, the Company deposited $2.20 billion with the FCC which, based on the final outcome of the auction, is sufficient to cover its down payment obligation that is due on April 27, 2017. The Company is required to pay the remainder of the purchase price (i.e., $5.79 billion) to the FCC on or prior to May 11, 2017 and expects to receive the licenses at the conclusion of the FCC’s standard post-auction licensing process. The Company intends to fund the remainder of the purchase price using cash reserves and by issuing $4.0 billion of high-yield notes to the Company’s majority stockholder Deutsche Telekom (“DT”) pursuant to its existing purchase commitments with DT under (i) a purchase agreement, dated as of March 6, 2016 (as amended on October 28, 2016), among the Company, the guarantors party thereto and DT for $2.0 billion 5.300% Senior Notes due 2021, (ii) a purchase agreement, dated as of April 25, 2016 (as amended on October 28, 2016), among the Company, the guarantors party thereto and DT for $1.35 billion 6.000% Senior Notes due 2024 and (iii) a purchase agreement, dated as of April 29, 2016 (as amended on October 28, 2016), among the Company, the guarantors party thereto and DT for $650 million 6.000% Senior Notes due 2024.

Item 7.01 – Regulation FD Disclosure.

A copy of the Company’s press release on the FCC’s announced results of the 600MHz spectrum auction is attached as Exhibit 99.1.

The information provided pursuant to this Item 7.01 in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such a filing.

Item 9.01 – Financial Statements and Exhibits.

The following exhibits are provided as part of this Current Report on Form 8-K:

(d) Exhibits:

Exhibit No.	Exhibit Description

99.1	Press release, dated April 13, 2017, entitled “T-Mobile’s Spectrum Haul is a Game Changer for Wireless Consumers”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

April 13, 2017	/s/ J. Braxton Carter
J. Braxton Carter Executive Vice President and Chief Financial Officer